Exhibit 99.1
news release
QLT RESTRUCTURES VISUDYNE® AGREEMENT
RECEIVES EXCLUSIVE U.S. RIGHTS
AND WILL RECEIVE A ROYALTY ON SALES OUTSIDE THE U.S.

For Immediate Release	October 19, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that it has restructured its agreement with Novartis Pharma AG (“Novartis”) to simplify the relationship, under which, effective January 1, 2010, it will, among other things, receive exclusive U.S. rights to the Visudyne® patents to sell and market Visudyne in the U.S. Visudyne, a photosensitizer co-developed with Novartis, is approved worldwide for the treatment of a form of wet age-related macular degeneration (“AMD”), the leading cause of legal blindness in people over the age of 55 in North America and Europe.
Under the Amended and Restated PDT Product Development, Manufacturing and Distribution Agreement (the “Amended PDT Agreement”), QLT will have exclusive U.S. sales and marketing rights to Visudyne, including rights to all end-user revenue derived from Visudyne sales in the U.S. Novartis will have marketing and sales rights in all countries outside of the U.S. (“ex-US”) and will pay QLT a royalty of 20% of ex-US net sales until December 31, 2014, and thereafter 16% of ex-US net sales until the expiry of the Amended PDT Agreement on December 31, 2019. QLT will continue to manufacture Visudyne and will supply the product at a pre-specified price exclusively to Novartis for ex-US distribution. QLT and Novartis will each be responsible for all costs and expenses associated with marketing and sales in their respective territories.
“We are very pleased with the amended terms of our agreement with Novartis which we expect will increase our revenue from Visudyne and will simplify our relationship,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “This restructure will allow us to directly influence Visudyne sales in the U.S. by establishing a small focused sales force centered on retinal specialists.”
As part of the restructure, QLT and Novartis have released each other from all open claims the parties may have against each other, including any in connection with QLT’s litigation with Massachusetts Eye and Ear Infirmary and QLT’s litigation with General Hospital Corporation (doing business as Massachusetts General Hospital).
About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.
Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 55, and has been used in more than two million treatments worldwide.

Exhibit 99.1
Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathological myopia and presumed ocular histoplasmosis.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative ocular therapies. We utilize two unique technology platforms, photodynamic therapy (used with the Visudyne product) and punctal plugs, which are currently under development for future product opportunities. For more information, visit our website at www.qltinc.com.

QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927
Visudyne is a registered trademark of Novartis AG.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our expectation that the restructured agreement will increase our revenue from Visudyne; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; the risk that future sales of Visudyne may be less than expected; the ability of the parties to successfully transition Novartis’ responsibilities in the U.S. to QLT; QLT’s ability to successfully market and sell Visudyne in the U.S.; uncertainties relating to the timing and results of Visudyne combination therapy; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of products; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to our products and technology and the impact of patents and other intellectual property of third parties; general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.